Exhibit 10.2

SHARE OPTION AGREEMENT

THIS SHARE OPTION AGREEMENT (this “Agreement”) is made and entered into as of July 9, 2012 (the “Effective Date”) between Aspect Software Group Holdings Ltd., a company formed under the laws of the Cayman Islands (the “Company”), and Robert Krakauer (“Employee”).

The Company and Employee desire to enter into this Agreement whereby the Company will grant Employee the options specified herein to acquire certain of the Company’s ordinary shares. Defined terms used in this Agreement without definition will have the meanings ascribed thereto in the Company’s 2003 Share Purchase and Option Plan (the “Plan”), a copy of which has been provided to the Employee in paper or electronic form on or before the date of this Agreement. In the event a provision of this Agreement is inconsistent or conflicts with the provisions of the Plan, the provisions of the Plan will govern and prevail.

The parties hereto agree as follows:

1. Plan Acknowledgment. Each of the undersigned agree that this Agreement has been executed and delivered, and the share options have been granted hereunder, in connection with and as a part of the compensation and incentive arrangements between the Company and Employee and, except as otherwise specified herein, pursuant to each of the terms and conditions of the Plan.

2. Options.

(a) Option Grant. The Company hereby grants to Employee, pursuant to the Plan, an option (the “Option”) to purchase up to 2,291,783 Class A-2 Shares, at an exercise price per share of $2.51 (the “ Option Price”). The Option Price and the number of Option Shares issuable upon exercise of the Option will be equitably adjusted for any share split, share dividend, reclassification or recapitalization of the Class A-2 Shares which occurs subsequent to the date of this Agreement. The Option will expire on the close of business on the seventh anniversary of the date of this Agreement, subject to earlier expiration in connection with the termination of Employee’s employment, as provided in Section 2(c) below. The Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

(b) Exercisability. On each date set forth below the Option described in Section 2(a) above will have vested and become exercisable with respect to the cumulative percentage of Option Shares set forth opposite such date if Employee is, and has been, continuously employed by the Company or its Subsidiaries from the Effective Date through such date:

Date	Cumulative Percentage of Option Shares Vested

First anniversary of the Effective Date	20%
Second anniversary of the Effective Date	40%
Third anniversary of the Effective Date	60%
Fourth anniversary of the Effective Date	80%
Fifth anniversary of the Effective Date	100%

provided that if Employee’s Termination Date occurs at any time after the first anniversary of the Effective Date and prior to the fifth anniversary of the Effective Date the cumulative percentage of Option Shares to become vested shall be determined on a pro rata basis according to the number of full calendar months elapsed since the prior annual vesting date; and provided further, that upon any Termination Event, so long as Employee was continuously employed by the Company or any of its Subsidiaries from the Effective Date through the day immediately prior to such Termination Event, all of the Options granted to Employee hereunder shall become vested and immediately exercisable.

(c) Early Expiration of Option. Notwithstanding any provision herein to the contrary, any portion of the Option granted hereunder that have not vested and become exercisable prior to the Termination Date will expire on the Termination Date and may not be exercised under any circumstance. Any portion of the Option granted hereunder that have vested and become exercisable prior to the Termination Date will expire on the earlier of (i) 30 days after the Termination Date (provided that such period shall be extended to six (6) months after the Termination Date, in the event of Employee’s termination due to death or “disability” (as defined in Code Section 22(a)(3))) and (ii) the close of business on the seventh anniversary of the date of this Agreement. Notwithstanding any provision in this Agreement to the contrary, any portion of the Option granted hereunder which have not been exercised prior to or in connection with a Sale of the Company shall expire upon the consummation of any such transaction.

(d) Procedure for Exercise. At any time after all or any portion of the Option granted hereunder have become exercisable with respect to any Option Shares and prior to the close of business on the seventh anniversary of the date of this Agreement (except as provided for in Section 2(c) above), Employee may exercise all or any portion of the Option granted hereunder with respect to Option Shares vested pursuant to Section 2(b) above by delivering written notice of exercise to the Company, together with (i) a written acknowledgment that Employee has read and has been afforded an opportunity to ask questions of management of the Company regarding all financial and other information provided to Employee regarding the Company and its Subsidiaries, (ii) payment in full by delivery of a cashier’s, personal or certified check or wire transfer of immediately available funds to the Company in the amount equal to the number of Option Shares to be acquired multiplied by the applicable option exercise price and (iii) an executed consent from Employee’s spouse (if any) in the form of Exhibit 1 attached to the Plan. As a condition to any exercise of the Option, Employee will permit the Company to deliver to him or her all financial and other information regarding the Company and its Subsidiaries which it believes is necessary to enable Employee to make an informed investment decision. If, at any time subsequent to the date Employee exercises any portion of the Option granted hereunder and prior to the occurrence of a Termination Event, Employee becomes legally married (whether in the first instance or to a different spouse), Employee shall cause Employee’s spouse to execute and deliver to the Company a consent in the form of Exhibit 1 attached to the Plan. Employee’s failure to deliver the Company an executed consent in the form of Exhibit 1 to the Plan at any time when Employee would otherwise be required to deliver such consent shall constitute Employee’s continuing representation and warranty that Employee is not legally married as of such date.

(e) Securities Laws Restrictions. Employee represents that when Employee exercises any portion of the Option he or she will be purchasing the Option Shares represented thereby for Employee’s own account and not on behalf of others. Employee understands and acknowledges that federal, state and foreign securities laws govern and restrict Employee’s right to offer, sell or otherwise dispose of any Option Shares unless Employee’s offer, sale or other disposition thereof is registered under the Securities Act and federal, state and foreign securities laws or, in the opinion of the Company’s counsel, such offer, sale or other disposition is exempt from registration thereunder. Employee agrees that he or she will not offer, sell or otherwise dispose of any Option Shares in any manner which would: (i) require the Company to file any registration statement (or similar filing under applicable securities law) with the Securities and Exchange Commission or to amend or supplement any such filing or (ii) violate or cause the Company to violate the Securities Act, the rules and regulations promulgated thereunder or any other applicable securities law. Employee further understands that the certificates for any Option Shares which Employee purchases will bear the legend set forth in the Plan or such other legends as the Company deems necessary or desirable in connection with the Securities Act or other rules, regulations or laws.

(f) Limited Transferability of the Option. The Option granted hereunder is personal to Employee and is not transferable by Employee except pursuant to the laws of descent or distribution. Only Employee or his legal guardian or representative may exercise the Option granted hereunder.

(g) Section 83(b) Election. Within 30 days after Employee has exercised any portion of the Option, in the event Employee is subject to United States federal income tax, Employee may make an effective election with the Internal Revenue Service under Section 83(b) of the Code relative to the Option Shares received by Employee pursuant to the exercise of such portion of the Option.

3. Employee’s Representations. Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Employee does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he or she is bound, (ii) Employee is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any person or entity other than the Company or one of its Subsidiaries (other than a Nondisclosure Agreement with Employee’s prior employer, the terms of which he has disclosed to the Company and which he does not expect to materially interfere with the performance of his obligations to the Company and its Subsidiaries) and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms. Employee hereby acknowledges and represents that he or she has consulted with (or has had an opportunity to consult with) independent legal counsel regarding his or her rights and obligations under this Agreement (including, without limitation, the Plan) and that he or she fully understands the terms and conditions contained herein and therein.

4. Notices. Any notices required or permitted under this Agreement or the Plan will be delivered in accordance with the requirements of the Plan.

5. Third Party Beneficiaries; Successors and Assigns. The parties hereto acknowledge and agree that the Investors are third party beneficiaries of this Agreement and the Plan. Except as otherwise provided herein, this Agreement and the Plan shall bind and inure to the benefit of and be enforceable by Employee, the Company, the Investors and their respective heirs, successors and assigns (including subsequent holders of Employee Shares); provided that the rights and obligations of Employee under this Agreement and the Plan shall not be assignable except in connection with a permitted transfer of Employee Shares in accordance with the Plan.

6. Complete Agreement. This Agreement and the Plan and the other documents referred to herein and therein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

7. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

8. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

9. Governing Law. This Agreement will be subject to the Governing Law provisions of the Plan as if fully set forth in this Agreement.

10. Remedies. Each of the parties to this Agreement will be entitled to any of the remedies specified in the Plan.

11. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Board and Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Share Option Agreement as of the date first written above.

ASPECT SOFTWARE GROUP HOLDINGS LTD.

/s/ Rajeev Amara
Name:
Title:

/s/ Robert Krakauer
Robert Krakauer

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